UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 1, 2010

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

1288 Ala Moana Blvd, Suite 220 Honolulu, Hawaii	96814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Amendment No. 4 to Second Amended and Restated Supply Agreement with Solarfun Power Hong Kong Limited

On May 13, 2008, Hoku Materials, Inc., a wholly owned subsidiary of Hoku Scientific, Inc., and Solarfun Power Hong Kong Limited, or Solarfun, a subsidiary of Solarfun Power Holdings Co., Ltd., entered into a Second Amended and Restated Supply Agreement, pursuant to which we have agreed to sell to Solarfun, and Solarfun has agreed to purchase from us, specified quantities of polysilicon over a ten-year period.  On October 22, 2008, we entered into Amendment No.1 to Second Amended and Restated Supply Agreement with Solarfun, or Amendment No. 1; on March 26, 2009, we entered into Amendment No. 2 to Second Amended and Restated Supply Agreement with Solarfun, or Amendment No. 2; and on November 15, 2009, we entered into Amendment No. 3 to Second Amended and Restated Supply Agreement with Solarfun, or Amendment No. 3, collectively the Supply Agreement. Pursuant to the Supply Agreement, Solarfun has paid to us $45 million as a prepayment for future polysilicon product deliveries, and is obligated to pay us an additional $10 million in prepayments.

On March 1, 2010, we entered into Amendment No. 4 to Second Amended and Restated Supply Agreement with Solarfun, or Amendment No. 4, which became effective when Solarfun paid us $4 million of the $10 million prepayment balance.  Under Amendment No. 4, we agreed that Solarfun could pay us the remaining deposit, or fourth deposit, of $6 million, as follows: the first $1.5 million to be paid to Hoku on the date of the first shipment from our plant; another $1.5 million to be paid one month after the date of the first shipment; and the remaining $3 million to be paid to Hoku three months after the date of the first shipment.

Further, under Amendment No. 4, we are to use commercially reasonable efforts to make our first shipment to Solarfun on or before July 1, 2010, and to provide a purchase price adjustment if after September 30, 2010, we do not supply any product within a certain number of days after the scheduled delivery date.  Provided that the first delivery occurs on or before December 31, 2010, the term of the Supply Agreement will remain in force for eleven years, instead of ten years as originally contemplated under the Supply Agreement.  Amendment No. 4 also provides for a reduction in price during the first two years of the agreement, to be offset by the extension of the contract’s term, such that our aggregate revenues from the sale of polysilicon to Solarfun will effectively remain unchanged.  The price adjustment for the second year is contingent on Solarfun’s timely payment of the fourth deposit to us.  Solarfun retains the right to terminate the Supply Agreement if we have not commenced shipments by December 31, 2010.

Amendment No. 4 to Second Amended and Restated Supply Agreement will be filed with our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Item 1.01 Entry into a Material Definitive Agreement.

On March 1, 2010, Hoku Scientific, Inc. (the “Company”) entered into a Consulting Agreement (the “Consulting Agreement”) with its Chairman of the Board of Directors, President and Chief Executive Officer, Dustin M. Shindo.  The Consulting Agreement takes effect on April 1, 2010 and shall terminate on March 31, 2011.

The Consulting Agreement provides that Mr. Shindo will act as a consultant to the Company to advise on certain strategic and other matters, as requested by the Company.  As compensation for Mr. Shindo’s consulting services, Mr. Shindo will receive the following:  (A) during each of the first six months of Mr. Shindo's continuous service under the Consulting Agreement, a monthly retainer equal to $40,000 plus the Hawaii general exercise tax applicable to such retainer; (B) during each of the seventh through twelfth month of Mr. Shindo's continuous services under the Consulting Agreement, a monthly retainer equal to $10,000 plus the Hawaii general exercise tax applicable to such retainer; and (C) all restricted stock awards previously granted to Mr. Shindo during the term of his continuous service as an employee of the Company, which remained outstanding as of March 31, 2010, shall continue to vest in accordance with their terms as long as Mr. Shindo continues to provide services to the Company pursuant to the Consulting Agreement.  In addition, the Company shall reimburse Mr. Shindo for up to $2,000 per month in out-of-pocket travel and other expenses incurred by Mr. Shindo in performing the services contemplated by the Consulting Agreement.

The description contained in this Current Report on Form 8-K of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Consulting Agreement, which is attached as Exhibit 10.118 to this Current Report on Form 8-K and is incorporated in this report by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure under Item 1.01 of this Current Report on Form 8-K relating to the Consulting Agreement is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.118	Consulting Agreement, dated as of March 1, 2010, between Dustin M. Shindo and Hoku Scientific, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2010

HOKU SCIENTIFIC, INC.

By:	/s/ Dustin M. Shindo
Dustin M. Shindo
Chairman of the Board of Directors/Director
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.118	Consulting Agreement, dated as of March 1, 2010, between Dustin M. Shindo and Hoku Scientific, Inc.